Exhibit 99.1

NEWS RELEASE

Albany International Announces Proposed Actions to Restructure Machine Clothing Operations in Europe

Rochester, New Hampshire, November 21, 2012 – Albany International Corp. (NYSE:AIN) announced today that its subsidiary, Albany International France S.A.S., has initiated discussions with the employee Works Council regarding a proposal to restructure operations at the Company’s Machine Clothing production facilities in Sélestat and St. Junien. The proposed restructuring would reduce employment by approximately 200 positions at these locations.

The proposal is driven by the previously reported continuing deterioration of Machine Clothing market conditions in Europe. The proposal aims to maintain operations in each location, but restructured in a manner that will improve competitiveness, increase efficiency, and promote the viability of these locations in the long term.

An earlier proposal to close the facility in St. Junien, and relocate production to Sélestat, made in February of this year, was later withdrawn. Since that time, the Company’s employees and management have conducted a number of meetings, exchanged information, and explored a number of ideas focused on addressing the current challenges facing Machine Clothing operations in France as market conditions in Europe continue to decline.

President and CEO Joseph Morone said, “As we reported in our third-quarter earnings release, market conditions in the Machine Clothing segment in Europe have continued to deteriorate. Our machine clothing sales last quarter were down 16 percent compared to last year, which is consistent with the overall European industry. Given structural conditions in Europe, we anticipate further deterioration in 2013.

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“During the past several years, we have undertaken a significant and deliberate process of aligning our global capacity to the long-term structure of the machine clothing industry. This restructuring process led to the closing of 12 plants across the globe, including eight in North America and three in Europe, and significant downsizing at two other European plants, along with investment in new capacity in Asia and South America. The proposed actions in France represent the last step in this global restructuring process.”

Consultations with the Works Council will be completed in accordance with applicable French legislation. The Company’s proposal provides, among other things, that employees faced with redundancy as the result of the proposed actions will be offered the opportunity to obtain positions with Albany Engineered Composites (AEC) at its new composites production facility in Commercy, France. Sélestat is expected to continue to contribute to the development of the composites activities in France; in the near term, the Company will rely on Sélestat to handle systems integration and testing of the specialized weaving lines that will be utilized at the Commercy operation. The restructured operation in St. Junien, meanwhile, is expected to remain the Company’s European “center of excellence” for the engineered fabrics business.

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About Albany International

Albany International is a global advanced textiles and materials processing company, with two core businesses. Machine Clothing is the world’s leading producer of custom-designed fabrics and belts essential to production in the paper, nonwovens, and other process industries. Albany Engineered Composites is a rapidly growing supplier of highly engineered composite parts for the aerospace industry. Albany International is headquartered in Rochester, New Hampshire, operates 18 plants in 11 countries, employs 4,300 people worldwide, and is listed on the New York Stock Exchange (Symbol AIN). Additional information about the Company and its products and services can be found at www.albint.com.

Contacts

Investors	Media

John Cozzolino	Susan Siegel

518-445-2281	603-330-5866

john.cozzolino@albint.com	susan.siegel@albint.com

Kekst and Company for Albany International

Michael Herley

212-521-4897

michael-herley@kekst.com